Exhibit 23.01

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

James E. Smith & Associates hereby consents to the use of its name in the amended 2010 Annual Report on Form 10-K/A of Pegasi Energy Resources and subsidiaries (the “Company”).  We further consent to the use of information contained in our report, dated  March 15, 2011, setting forth the estimates of reserves from the Company’s oil and gas reserves in such amended Annual Report on Form 10-K/A.

/s/ James E. Smith, P.E.

State of Texas No. 24174

Date: August 18, 2011